Exhibit 10.21

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT OF LESLIE JOHNSTON BROWNE

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 5th day of March, 2008, by and between Pharmacopeia, Inc. (hereinafter the “Company”) and Leslie Johnston Browne, Ph.D. (hereinafter “Dr. Browne”).

RECITALS

WHEREAS, Dr. Browne is presently employed by the Company in the capacity of President and Chief Executive Officer of the Company (“President and Chief Executive Officer”), pursuant to the Employment Agreement between Dr. Browne and the Company, dated July 14, 2004 (the “Existing Employment Agreement”);

WHEREAS, the Existing Employment Agreement was amended and restated on February 27, 2006, and further amended pursuant to a letter agreement between Dr. Browne and the Company, dated August 3, 2006; and

WHEREAS, the Company and Dr. Browne wish to amend and restate the Existing Employment Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder, and to make other appropriate changes.

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.             Employment.

a.             The Company agrees to employ Dr. Browne as President and Chief Executive Officer upon the terms and conditions set forth in this Agreement.

b.             Dr. Browne’s duties, powers and responsibilities as President and Chief Executive Officer shall be those which are customary for such position, as may be determined from time to time by the Board of Directors of the Company (the “Board”).  Dr. Browne agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of the Board.

c.             The position of President and Chief Executive Officer is a full-time position.  Dr. Browne agrees to devote his full time effort, attention, and energies to this position.  Dr. Browne will not render any professional services or engage in any activity which might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company.  Prior to serving on any other board of directors, Dr. Browne shall obtain the written permission of the Board, which shall not be unreasonably withheld.  Dr. Browne agrees to abide by the policies, and rules and regulations of the Company as they may be amended from time to time.

2.             Term.

a.             The initial term of Dr. Browne’s employment as President and Chief Executive Officer under this Agreement began on Dr. Browne’s first date of employment by the Company, August 9, 2004 (the “Start Date”) and continued until the one-year anniversary thereof.

b.             Unless earlier terminated under the provisions of this Agreement, this Agreement will renew automatically for successive one year periods at the conclusion of the initial term and any succeeding renewal terms (collectively, the “Term”), unless either party notifies the other in writing, at least one year in advance, of its intention not to renew the Agreement at the expiration of the initial or renewal term.   Notwithstanding the foregoing, if  a “Change of Control” (as defined below) of the Company occurs, the term of the Agreement will be automatically extended to the end of the thirty (30)-day period beginning one (1) year after the closing of the Change of Control, and the Term shall automatically end at the end of such thirty (30)-day period.

3.             Compensation.

a.             For his services under this Agreement as President and Chief Executive Officer, Dr. Browne will be paid by the Company an initial base salary of Three Hundred Fifty Thousand Dollars ($350,000) per year (“Base Salary”).  The Base Salary will be paid in equal installments, less normally applicable payroll deductions, in accordance with the Company’s regular payroll schedule.  Dr. Browne’s compensation will be reviewed on or before February 28 of each year to determine whether his compensation level shall be adjusted in a manner commensurate with his performance in the prior year of service.

b.             Beginning January 1, 2005 and throughout the Term, Dr. Browne shall participate in the Company’s Bonus Program for Senior Management, which shall provide an annual bonus target of fifty percent (50%) of Dr. Browne’s Base Salary, as determined in accordance with the Company’s existing compensation policy.  Such amounts payable to Dr. Browne under the bonus program shall be referred to herein as the “Incentive Bonus.”  Incentive Bonuses will be paid on the March 1 following the completion of each calendar year, provided Dr. Browne is employed or is receiving severance payments on that date, or upon the expiration of the Term (as described in Section 4(g)).

c.             From time to time, Dr. Browne may be granted the option to purchase Company stock under the terms of the Company’s Stock Option Plan, or similar employee stock option plans in effect from time to time.  Such stock option grants shall be subject to the terms of the applicable stock option plan(s) then in effect.

d.             Dr. Browne was granted on the Start Date three hundred thousand (300,000) options to purchase Company stock, priced at the fair market value on the date of the grant.  The vesting schedule for these options shall be as follows: 25% of these options shall be vested after one year (from the date of the grant) and 1/48 of the options shall vest on the first of each month thereafter.  These options are intended to be incentive stock options as defined under section 422 of the Code and any regulations promulgated thereunder.  However, to the extent the option grant fails to satisfy any requirement of section 422(d) of the Code, the affected options shall be treated as non-qualified stock options.

4.             Termination; Resignation; Permanent Disability; Death.   Dr. Browne’s employment as President and Chief Executive Officer may be terminated at any time by action of the Board for any reason.  In the event of termination of his employment, the Company shall have no liability to Dr. Browne as President and Chief Executive Officer for compensation or benefits except as specified in this Section 4 or as required by the Company’s benefits policy.

a.             Involuntary Termination Without Cause.  If Dr. Browne’s employment as President and Chief Executive Officer is terminated involuntarily by the Board, without “Cause” (as defined below), during the Term, the Company shall:

(1)           Pay Dr. Browne all compensation and benefits accrued, but unpaid, up to the date of his termination.  Dr. Browne’s Incentive Bonus for the calendar year in which his employment is terminated shall be paid on a pro rata basis, based on Dr. Browne’s target bonus determined by the Board for the year in which the termination occurs.  The pro rata Incentive Bonus shall be paid in a lump sum within thirty (30) days after the date of his termination of employment.

(2)           Pay Dr. Browne in a lump sum two (2) times an amount equal to his annual Base Salary in effect as of the date of termination, within thirty (30) days after the date of his termination of employment.  The Company will maintain Dr. Browne’s group medical coverage under the Company’s insured health plan for a period of twenty-four (24) months after such termination.

(3)           Allow all vested options to be exercisable pursuant to the terms of the stock option agreement(s) under which the options were granted.

b.             Termination by Dr. Browne for Good Reason.  In the event Dr. Browne terminates this Agreement for “Good Reason” (as defined below) during the Term, he shall be entitled to receive the benefits provided in Section 4(a) above.  For purposes of this Section 4(b), “Good Reason” shall mean the occurrence of any of the following events, without Dr. Browne’s express written consent: i) a material diminution by the Company of Dr. Browne’s duties, authority or responsibilities, including without limitation, any removal of Dr. Browne as President and Chief Executive Officer of the Company, except in connection with promotion to a higher position; ii) any material diminution in Dr. Browne’s base compensation, which, for purposes of this Agreement, means a reduction of more than twenty percent (20%) of Dr. Browne’s Base Salary then in effect; iii) any material change in the geographic location at which Dr. Browne must perform services under this Agreement, which, for purposes of this Agreement, means relocation of the Company’s headquarters to a facility more than fifty (50) miles from the Company’s current location, which requires Dr. Browne to relocate his residence; or iv) any action or inaction that constitutes a material breach of this Agreement by the Company.  Dr. Browne shall not have Good Reason for termination unless Dr. Browne gives written notice of the event that constitutes Good Reason to the Company within ninety (90) days of the initial occurrence of such event, the Company fails to cure the event within thirty (30) days after the date on which Dr. Browne gives written notice thereof, and Dr. Browne terminates employment within thirty (30) days after the end of the cure period.  In addition to the foregoing, if a Change of Control of the Company occurs that materially changes Dr. Browne’s duties, title or responsibilities, Dr. Browne may elect to terminate employment during the thirty (30)-day period beginning one (1) year after the closing of the Change of Control, and such termination shall be considered termination for Good Reason.

c.             Termination Without Cause in Connection with Change of Control.  In the event that Dr. Browne’s employment as President and Chief Executive Officer is terminated involuntarily by the Board without Cause in connection with a Change of Control of the Company: i) Dr. Browne shall be entitled to receive the benefits provided in Section 4(a) above; ii) all stock options granted to Dr. Browne that are then unvested shall immediately vest; and iii) Dr. Browne shall receive a lump sum payment equal to two times the average Incentive Bonus he received in each of the three years immediately prior to the termination or, if less than three years’ of bonus history is available, his target bonus for the year in which the termination occurs. The Incentive Bonus payment shall be paid in a lump sum within thirty (30) days after the date of his termination of employment.

For purposes of this Agreement, a “Change of Control” means that any of the following events has occurred:

(1)           Any person (as such term is used in section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company;

(2)           A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions; or

(3)           The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

d.             Termination for Cause.  If  Dr. Browne’s employment is terminated as President and Chief Executive Officer for “Cause” (as defined below) during the Term, the Company shall pay Dr. Browne all accrued, but unpaid, compensation and benefits which are then due and owing as of the date of his termination.  He shall not be entitled to receive a pro rata Incentive Bonus for the calendar year in which the termination occurs, or any of the amounts specified in Section 4(a) above.  The Company shall have the right to setoff any amounts due to

Dr. Browne by any amounts owed by Dr. Browne to the Company at the time Dr. Browne’s employment terminates and he hereby authorizes the Company to make this setoff.

Dr. Browne’s employment may be terminated for “Cause” at any time upon delivery of written notice to Dr. Browne.  For purposes of this Agreement, “Cause” means the occurrence of any of the following events: i) any gross failure on the part of Dr. Browne (other than by reason of disability as provided in Section 4(f)) to faithfully and professionally carry out his duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Board, provided that the Board shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; ii) Dr. Browne’s material dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct which is intended to injure or which injures or is likely to injure the business of the Company; iii) Dr. Browne’s conviction for any felony or for any other crime involving moral turpitude, whether or not relating to his employment; iv) Dr. Browne’s insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing his duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Dr. Browne to perform the same; v) Dr. Browne’s failure to comply with a lawful, written direction of the Board, which is consistent with Dr. Browne’s duties and responsibilities as President and Chief Executive Officer with the Company; or vi) any wanton and willful dereliction of duties by Dr. Browne.  The existence of any of the foregoing events or conditions shall be determined by the Board in the exercise of its reasonable judgment.

e.             Voluntary Resignation.  In the event that Dr. Browne shall voluntarily resign as President and Chief Executive Officer:

(1)           Dr. Browne shall provide the Company’s Board of Directors with ninety (90) days’ advance written notice of his intention to resign voluntarily.

(2)           Following the effective date of his resignation, the Company shall be relieved of all other obligations to pay compensation to Dr. Browne, except that the Company shall immediately pay Dr. Browne all accrued, but unpaid, Base Salary and any other unpaid expenses or expense reimbursement.

f.              Disability.  If Dr. Browne becomes disabled for more than one hundred eighty (180) days in any twelve (12) month period, the Company shall have the right to terminate his employment, subject to the requirements of applicable law, without further liability upon written notice to Dr. Browne.  Dr. Browne shall be deemed disabled for purposes of this Agreement either i) if he is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and at the time in effect, or ii) if a physician satisfactory to the Company and Dr. Browne determines that due to accident, mental or physical illness, or any other reason, he cannot perform his duties as President and Chief Executive Officer.  In the event the Company shall terminate Dr. Browne due to disability, as described above, Dr. Browne shall be entitled to receive the benefits set forth in Section 4(a) above, reduced by the amount of any disability plan or insurance benefit paid to him.

g.             Non-Renewal.  Following the expiration of the Term by reason of timely notice of non-renewal by the Company in accordance with Section 2(b), Dr. Browne shall be entitled to receive the benefits set forth in Section 4(a) above, except that the severance described in Section 4(a)(2) shall be for a period of twelve (12) months following the expiration of the Term.  Upon the expiration of the Term by reason of timely notice of non-renewal by Dr. Browne, Dr. Browne will remain eligible to receive a pro rata Incentive Bonus for the year in which the Term expires.  In the event the Term expires by reason of timely notice of non-renewal, the twenty-four (24) month time period set forth in Section 11 of this Agreement shall be reduced to twelve (12) months following the expiration of the Term.  The provisions of this Section 4(g) shall not apply upon an automatic expiration of the Term after a Change of Control as described in the last sentence of Section 2(b).

h.             Death.  In the event of the death of Dr. Browne, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of his death.

i.              No Mitigation.  Dr. Browne has no duty to mitigate any payment obligations of the Company under this Section 4.

j.              Certain Additional Payments.  If any of the benefits or payments under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay Dr. Browne in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Dr. Browne after deduction of any Excise Tax upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 4(j) shall be equal to the Total Payments.  Such payments shall be made by the Company to Dr. Browne within thirty (30) days following a determination that any of the Total Payments will be subject to the Excise Tax, but in no event later than the date on which the related taxes are remitted to the taxing authority.

All determinations required to be made under this Section 4(j), including whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) mutually acceptable to the parties.  The Accounting Firm shall provide detailed supporting calculations both to the Company and to Dr. Browne within 10 days after a request for such determinations are made by Dr. Browne or the Company.  Any such determination by the Accounting Firm shall be binding upon the Company and Dr. Browne.  For purposes of determining the amount of the Gross-Up Payment, Dr. Browne shall be deemed to pay Federal, state and local income taxes at the highest marginal rates applicable to Dr. Browne as of the date of the determination.

k.             Section 409A.  This Agreement is intended to meet the requirements of the short-term deferral exemption under section 409A of the Code.  However, if required by section 409A and if Dr. Browne is a “specified employee” of a publicly traded corporation under section 409A of the Code, payment of any amount under this Agreement shall be delayed for a period of six (6) months after separation from service, as required by section 409A of the Code.  The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period.  If Dr. Browne dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of Dr. Browne’s estate within sixty (60) days after the date of Dr. Browne’s death.  The determination of “specified employees” shall be made by the Compensation Committee of the Board of Directors of the Company in accordance with section 409A of the Code and the regulations issued thereunder.

5.             Board Membership.  As President and Chief Executive Officer, Dr. Browne shall at all times be nominated by the Board to serve on the Company’s Board of Directors, subject to election by the stockholders.

6.             Vacation and Holiday.  Dr. Browne shall be entitled to four weeks’ vacation each year and to those holidays observed by the Company.  As an essential employee of the Company, Dr. Browne shall schedule his vacation and holiday observances so as not to unreasonably interfere with the performance of his duties as President and Chief Executive Officer.

7.             Health Insurance; Life Insurance; Other Fringe Benefits. Dr. Browne shall be entitled to the benefit of such group medical, accident and long-term disability insurance as the Company shall make available from time to time to its executive employees.

8.             Professional Expenses.  Dr. Browne will be reimbursed in accordance with the Company’s policy and procedure for the reasonable costs of properly documented professional and business related travel expenses required in the course of his employment.  The Company will also pay for appropriate professional dues and memberships, which must be approved in advance by the Board.

9.             Legal Fees.  Dr. Browne shall be entitled to reimbursement by the Company for any legal fees he may incur in connection with the negotiation and execution of this Agreement, in an amount not to exceed $10,000.

10.           Confidential Information.  Except as reasonably necessary to perform his duties as President and Chief Executive Officer, Dr. Browne agrees not to reveal to any other person or entity or use for his own benefit any confidential information of or about Company or its operations, both during and after his employment under this Agreement, including without limitation marketing plans, financial information, key personnel, employees’ salaries and benefits, customer lists, pricing and cost structures, operation methods and any other information not available to the public, without the Company’s prior written consent.

11.           Non-Competition.  Dr. Browne shall not, during the course of his employment with the Company or for a period of twenty-four (24) months thereafter, directly or indirectly:

a.             Be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding the foregoing, Dr. Browne may make solely passive investments in any Competing Entity the common stock of which is “publicly held” and of which Dr. Browne shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership thereof;

b.             Solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so;

c.             Cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so; or

d.             Solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

The Company’s obligation to make payments pursuant to Section 4 above shall terminate in the event that, and at such time as, Dr. Browne is in breach of his obligation not to compete as set forth in this Section 11.  For purposes of this Section, the term “Competing Entity” shall mean any entity which is in possession of drugs substantially similar to those of the Company that are in pre-clinical development or clinical trials, or which is presently or hereafter engaged in the business of providing to third parties chemistry products or services for pre-clinical drug discovery or chemical development which i) include the out-licensing of small molecule libraries, the undertaking of drug candidate screening, and/or related drug optimization activities; or  ii) utilize combinatorial chemistry or high-throughput screening technologies in offering pre-clinical drug discovery services.  The term “Territory” shall mean North America, Europe and Japan.  Notwithstanding anything in the above to the contrary, Dr. Browne may engage in the activities set forth in Section 11(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld.  In determining whether a specific activity by Dr. Browne for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of i) the duties to be performed by Dr. Browne, and ii) the business activities of the Competing Entity at the time of Dr. Browne’s proposed engagement by such entity.

Dr. Browne acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including without limitation the Company’s confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company’s net worth and in which the Company has a property interest).  Dr. Browne acknowledges and agrees that, in the event that he breaches any of the covenants set forth in this Section, the Company may be irreparably harmed and may not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law.  If any covenant set forth in this Section 11 is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render it valid and enforceable in all respects.  In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid, and enforceable in all respects.

12.           Arbitration.  Any and all disputes between the parties (except actions to enforce the provisions of Section 11 of this Agreement), arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fees in such arbitration.  Any arbitration hereunder shall be conducted in Princeton, New Jersey, and any arbitration award shall be final and binding on the Parties.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.  The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the District of  New Jersey.  The parties consent to the jurisdiction of (and the laying of venue in) such court.

13.           Waiver.  The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party of any provision of the Agreement.

14.           Severability.  In the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect, and any such section, paragraph, or term shall be deemed modified to the extent to make it enforceable.

15.           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the successors and assigns of the Company, and the heirs, executors or personal representatives of Dr. Browne.  This Agreement may not be assigned by Dr. Browne.  This Agreement may be assigned to any successor in interest to the Company and Dr. Browne hereby consents to such assignment.

16.           Warranties and Representations.  Dr. Browne hereby warrants and represents to the Company that he is not a party to any other agreement or understanding with any other person or entity (including without limitation any agreements containing restrictive covenants governing post-employment competition, solicitation, the disclosure of confidential information, and intellectual property rights, and the like) that would, directly or indirectly, prevent him in any way from lawfully entering into this Agreement, performing any of the duties required hereunder (or that might be assigned to him in the future hereunder), or fully complying with and honoring each and every term, covenant, and promise contained in this Agreement.

17.           Lawful Employment in United States.  This Agreement is contingent upon Dr. Browne’s ability to be lawfully employed in the United States indefinitely, without employer sponsorship.  Customary documentation establishing work eligibility will be required in accordance with applicable law.

18.           Entire Agreement; Amendments.  This Agreement, including the recitals (which are a part hereof), together with the applicable bylaws and policies of the Company, constitutes the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied.  This Agreement may amended only in writing signed by both parties.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

20.           General Release.  Notwithstanding anything in this Agreement to the contrary, no payments shall be made or benefits provided by the Company under Section 4 above prior to the execution by Dr. Browne at the time of termination of a general release in favor of the Company and its affiliates, and its and their respective officers, employees and directors.  A form of general release is attached hereto as Exhibit A.

21.           Compliance With Law.  This Agreement is intended to comply with the requirements of section 409A of the Code, and specifically, with the short term deferral exemption of section 409A, and shall in all respects be administered in accordance with section 409A.  Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  All payments to be made upon a termination of employment with the Company may only be made upon a “separation from service” under section 409A.  In no event may Dr. Browne, directly or indirectly, designate the calendar year of payment.  For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during Dr. Browne’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PHARMACOPEIA, INC.:

By:	/s/ Joseph A. Mollica	/s/ Leslie J. Browne
Name:	Joseph A. Mollica, Ph.D.	Leslie Johnston Browne, Ph.D.
Title:	Chairman

EXHIBIT A

General Release

IN CONSIDERATION OF the terms and conditions contained in the Amended and Restated Employment Agreement, dated as of the 5th day of March, 2008, (the “Employment Agreement”) by and between Leslie J. Browne, Ph.D. (“Employee”) and Pharmacopeia, Inc. (the “Company”), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its subsidiaries, divisions, affiliates and parents, and their respective past, current and future officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (collectively the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Claims “) which Employee and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof.  This General Release of Claims includes, without limitation, any and all matters relating to Employee’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”), the New Jersey Law Against Discrimination, N.J.S.A. 10:15-1, et seq., the New Jersey Conscientious Executive Protection Act, N.J.S.A. 34:19-1 to 19-8, the New Jersey Wage and Hour Act, N.J.S.A. 34-11-56a, et seq., and any other equivalent or similar federal, state, or local statute; provided, however, that Employee does not release or discharge the Released Parties from (i) any of the Company’s obligations to him under the Employment Agreement, and (ii) any vested benefits to which he may be entitled under any employee benefit plan or program subject to ERISA.  It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to Employee, any such wrongdoing being expressly denied.

Employee represents and warrants that he fully understands the terms of this General Release, that he is hereby advised to consult with legal counsel before signing, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, Employee understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

A-1

Employee further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding.  However, nothing in this general release shall preclude or prevent Employee from filing a claim, which challenges the validity of this general release solely with respect to Employee’s waiver of any Losses arising under the ADEA. Employee shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

Employee may take twenty-one (21) days to consider whether to execute this General Release.  Upon Employee’s execution of this General Release, Employee will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, Employee must present written notice of such revocation to the Company’s Chief Executive Officer.  If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

Dated:

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NOTARIZATION

State of	)
County of	)	ss.

On this              day of                              in the year            before me, the undersigned, personally appeared                                                                     ; personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity as an individual, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.

Notary Public